Exhibit 99.1
Dear Shareholders,
The third quarter was another exceptional quarter for Carvana.
We were once again the most profitable and fastest growing automotive retailer. And once again by significant margins.
Our Net income margin was 4.7%. This is more than 2x the industry average in the quarter.
Our Operating income and Adjusted EBITDA margins were 9.8% and 11.3%, both about 2.5x the industry average in the quarter.
In the quarter we grew units 44% year-over-year. This compares to the public dealer average in the quarter of approximately zero growth.
Not only is this growth happening at the same time we are producing margins higher than have ever been reported by any other automotive retailer, but it is also happening at a very significant scale.
This quarter we crossed over $20 billion annual revenue run rate for the first time, with revenue growth at 55%.
Excitingly, we are achieving these results while we still have many areas of opportunity across the business.
We still have fundamental gain opportunities in every revenue and cost line item with plans to systematically unlock them.
We still have significant fixed cost leverage opportunities that we expect to achieve consistently over time as we grow.
We are still investing in foundational capabilities that strengthen, differentiate, and further vertically integrate our business, deepening our competitive moats.
We still have significant capacity for growth and positive feedback that we are investing in and unlocking now. We currently have inspection and reconditioning real estate capacity for our current goal of selling 3 million retail units annually and, by year end, we will have fully built out capacity for over 1.5 million retail units or 2.5x our current quarterly run rate.
We are still adding inventory pools which reduces logistics costs and puts cars closer to more customers speeding up delivery times. We have now added production capabilities to 15 ADESA locations with plans to continue opening these centers at a similar pace over the next year.
We are still small compared to our opportunity - just about 1.5% of the U.S. used car market and 1% of the total U.S. car market.
We still compete in a highly fragmented market with a highly differentiated and difficult to replicate offering.
We are still delivering the best experiences available to customers when buying or selling a car.
And we are still relentlessly marching down the path to hitting our goal of selling 3 million cars per year at a 13.5% Adjusted EBITDA margin within 5 to 10 years.

Summary of Q3 2025 Results
Q3 2025 Financial Results: All financial comparisons stated below are versus Q3 2024 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 155,941, an increase of 44%
•Revenue totaled $5.647 billion, an increase of 55%
•Total Gross profit was $1.148 billion, an increase of 42%
•Net income margin was 4.7%1, an increase from 4.0%
◦Net income totaled $263 million1, an increase of $115 million
•Adjusted EBITDA margin was 11.3%, a decrease from 11.7%2
◦Adjusted EBITDA totaled $637 million, an increase of $208 million
•GAAP Operating income was $552 million, an increase of $215 million
•Basic and diluted net earnings per Class A share were $1.08 and $1.03, respectively, based on 139 million and 146 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 224 million shares of Class A common stock outstanding

1 Net income in Q3 2025 included a negative $120 million (2.1% margin) impact from the decline in the fair value of our Root warrants.
2 Adjusted EBITDA margin in Q3 2024 benefitted from a 0.7% positive impact due to the volume of loans sold within the quarter and changes in benchmark interest rates between loan origination and sale.

Outlook
Our results through Q3 position us well for a strong finish to 2025. Looking toward the fourth quarter, we expect the following as long as the environment remains stable:
•Retail units sold above 150,000, and
•Adjusted EBITDA at or above the high end of our previously communicated range of $2.0 to $2.2 billion for the full year 20253.

Third Quarter Results
Q3 2025 marked another quarter that highlighted the power of Carvana's vertically-integrated business model, delivering record performance across numerous key metrics. Retail units sold reached a new company record of 155,941, up 44% year-over-year.
Revenue totaled $5.647 billion, an increase of 55% year-over-year. Revenue growth in Q3 2025 exceeded retail units sold growth primarily due to higher average selling prices and the impact of traditional gross revenue treatment for certain vehicles acquired from a large retail marketplace partner.
Alongside industry-leading growth, our results in Q3 also demonstrate further improvements to profitability. Net income was $263 million, a 78% increase year-over-year1. GAAP operating income was $552 million, an increase of 64% year-over-year, and a new company record. Adjusted EBITDA was $637 million, an increase of 48% year-over-year, and also a new company record.
Net income margin expanded to 4.7%, an increase of 0.7 points year-over-year, and GAAP operating margin increased to 9.8%, an increase of 0.6 points year-over-year. Adjusted EBITDA margin was 11.3%, declining 0.4 points year-over-year4, primarily reflecting higher revenue per unit, as described above.
1 All data points are as of Q3 2025 or most recently reported fiscal quarter.
Q3 2025 results underscore the earnings power of our model as we delivered record volume, further operating leverage, and industry-leading profitability. We remain focused on disciplined execution and profitably scaling our platform as we continue to make progress toward our goal of selling 3 million retail units per year at an Adjusted EBITDA margin of 13.5% within 5 to 10 years.

3 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income. Forecasted results and future objectives may be impacted by factors outside Carvana's control. See "Forward Looking Statements" herein.
4 Adjusted EBITDA margin in Q3 2024 benefitted from a 0.7% positive impact due to the volume of loans sold within the quarter and changes in benchmark interest rates between loan origination and sale.

Update on ADESA Integrations and Digital Auction Expansion
Throughout Q3, we continued to expand the number of locations where we can produce retail inventory by integrating 3 more ADESA locations. This brings our total number of ADESA integrations to 15 and our total number of retail inventory pools to 33.
We have real estate to support annual retail production of 3 million units and, by the end of 2025, we expect to have fully built out annual retail production capacity of over 1.5 million across our Carvana and integrated ADESA production locations. In 2026, we expect to continue to integrate ADESA locations at a similar rate as in 2025 and begin construction on full build outs at select ADESA locations throughout the year.
While this capacity is well in excess of our current annual sales run rate, we believe it’s valuable to continue to invest in building capacity well ahead of future growth. A broader network makes future growth easier by leveraging more locations, having more cars closer to more customers, and allowing us to distribute inventory efficiently across the country.

After the ADESA acquisition we had two types of large industrial facilities: Carvana IRCs and ADESA wholesale auctions. As we integrate these sites, we combine retail and wholesale capabilities within single sites. In order to support retail sales, a site must have reconditioning capabilities. In order to support wholesale disposition, a site must have auction capabilities. Over time, we are making sites across our network more powerful by adding reconditioning capabilities to ADESA sites and adding wholesale auction capabilities to Carvana IRCs with ADESA Clear.
One useful way to think about this evolving footprint is to look at the number of sites that are optimized for retail disposition, wholesale disposition, and for both over time.

By adding wholesale and retail capabilities to more locations, we become a better buyer of cars from both our customers and commercial partners.

Strengthening Our Platform and Customer Experiences
Our vertically-integrated model unlocks many structural advantages. One of the many benefits of fully owned operations tied to a proprietary technology stack is that it creates opportunities to develop foundational capabilities that are unique within our industry. These capabilities differentiate the car buying and selling experience for customers and drive real positive feedback for the business. Two examples of this are Same Day Delivery and our fast and intuitive self-service customer care.
Same Day Delivery
Buying a car is a complex process. In most dealership transactions, this complexity is managed through many hours spent in person. Since the beginning, we have reduced complexity for car buyers and sellers with technology – combining an intuitive ecommerce website and seamless fulfillment experience. This has always been convenient and saved customers the time they would have otherwise spent waiting at a dealership, but it came with the tradeoff of waiting for vehicle delivery. Same-day delivery changes this.
We are only able to offer same-day delivery because of our vertically-integrated operations and technology. We have full control over the transaction and underwriting process, full control of how that ties to vehicle staging and fulfillment, and full control of the policies and staffing driving what options are available to customers.

We are currently using Phoenix as a test market to expand and refine our same day delivery capabilities. As a result, ~40% of customers in Phoenix now get same day or next day delivery vs. ~10% in other markets. Phoenix customers now have about 2,500 cars available to be delivered the same day. In the near term, we will continue to test and optimize this capability in Phoenix and will then look to roll out these enhancements to additional markets over time.
Having thousands of vehicles that can be purchased in minutes and delivered in hours is a highly differentiated and desirable customer offering that is extremely difficult to replicate.
Customer Care
The complexity of buying a car also shows up in customer support. The traditional car buying process requires that customers engage with several subject matter experts to address their needs and questions from selecting a vehicle, to qualifying for financing, to completing paperwork. The amount of customer- and vehicle-specific knowledge required is significant and either takes multiple people, multiple hours, or both.
Carvana has always navigated this complexity with a self-service ecommerce process. Now, the process is more powerful and self-directed than ever before. Each of the steps that a customer needs to complete in order to buy a car are supported by intuitive and easy to use tools that incorporate our workflows. These underlying services are also made available to Sebastian, our AI-powered chatbot, through dedicated sub-agents. This provides customers a customized experience whether they are navigating the website the traditional way or chatting with Sebastian.

As we continue to strengthen and optimize this capability, more than 30% of car buyers now complete the entire process without any interaction with a Customer Advocate until their delivery or pickup appointment. For customers selling their cars to us, this number is more than 60%. And when customers do reach out, our Advocates access these same tools to deliver the highest-quality support.
Delivering immediate, personalized, scalable car buying support is a highly differentiated and desirable customer offering that is extremely difficult to replicate.
The following are real chats that showcase how the pairing of our vertically-integrated, proprietary systems with AI enables automated customer experiences.
Significant and Rapidly Growing Technology Advantage
This is just the beginning of what's possible. Our technology advantages compound as we grow. With each incremental customer activity, our vertically-integrated system produces and benefits from more structured data. As we embed AI deeper into the proprietary systems powering our operations, we will have more opportunities to turn complexity into deterministic workflows that are faster, more consistent, and lower cost. This, in turn, drives positive feedback in the form of better customer experiences, higher conversion, and more growth.

Summary
The third quarter was another quarter to be proud of and one that continues to light the path to achieving our current goal of selling 3 million cars per year at 13.5% Adjusted EBITDA margin in the next 5-10 years.
Our team continues to do all the complex, detailed work that makes our customers’ experiences simpler and more fun.
We continue to identify many opportunities for improvement and then to go through the iterative process of prioritizing those projects, focusing on the most important, executing on them, and then going back to our ever expanding list of projects to pick the next set.
We remain as excited as ever, not just about our ability to hit our goals but also about our ability to continue to separate from the status quo.
Our mission is to change the way people buy and sell cars and there is no stopping us.
The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix I: GPU and SG&A Expense Detail
Year-over-year changes in components of Total GPU and Total SG&A Expense per Unit were driven by the factors outlined below.

Appendix II
Conference Call Details
Carvana will host a conference call today, October 29, 2025, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, November 5, 2025, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 2325331#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding growth drivers; our strategy, expected gross profit per unit; forecasted results, including forecasted Adjusted EBITDA and forecasted retail units sold; all mid-term and long-term financial and other objectives and goals; expected production capacity, including through expected additional locations and potential infrastructure capacity utilization; efficiency operational gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; anticipated benefits of uses of our ADESA real estate; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices, including future effects of tariffs; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.
Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues (including recent imposition of new and increased tariffs and effects of the U.S. government shutdown); our ability to realize expected benefits of our business strategy, including from the use of technology and artificial intelligence; utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; our ability to raise additional capital and our substantial indebtedness; our ability to effectively manage our rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the changes in prices of new and used vehicles; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike McKeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,142	$1,716
Restricted cash	79	44
Accounts receivable, net	352	303
Finance receivables held for sale, net	724	612
Vehicle inventory	2,316	1,608
Beneficial interests in securitizations	486	464
Other current assets, including $5 and $4, respectively, due from related parties	166	122
Total current assets	6,265	4,869
Property and equipment, net	2,727	2,773
Operating lease right-of-use assets, including $7 and $13, respectively, from leases with related parties	438	440
Intangible assets, net	35	34
Goodwill	3	—
Other assets	385	368
Total assets	$9,853	$8,484
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $23 and $17, respectively, due to related parties	$1,012	$856
Short-term revolving facilities	73	67
Current portion of long-term debt	320	309
Other current liabilities, including $39 and $16, respectively, due to related parties	143	106
Total current liabilities	1,548	1,338
Long-term debt, excluding current portion	4,810	5,256
Operating lease liabilities, excluding current portion, including $5 and $10, respectively, from leases with related parties	402	414
Other liabilities, including $95 and $48, respectively, due to related parties	142	101
Total liabilities	6,902	7,109
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of each of September 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 141,178 and 133,271 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 76,119 and 79,119 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	3,145	2,676
Accumulated deficit	(866)	(1,416)
Total stockholders' equity attributable to Carvana Co.	2,279	1,260
Non-controlling interests	672	115
Total stockholders' equity	2,951	1,375
Total liabilities & stockholders' equity	$9,853	$8,484

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales and operating revenues:
Retail vehicle sales, net	$3,996	$2,543	$10,381	$7,129
Wholesale sales and revenues, including $11, $7, $28, and $21, respectively, from related parties	1,177	786	3,064	2,163
Other sales and revenues, including $93, $52, $248, and $141, respectively, from related parties	474	326	1,274	834
Net sales and operating revenues	5,647	3,655	14,719	10,126
Cost of sales, including $3, $2, $10, and $7, respectively, to related parties	4,499	2,848	11,578	8,013
Gross profit	1,148	807	3,141	2,113
Selling, general and administrative expenses, including $9, $7, $24, and $22, respectively, to related parties	595	469	1,681	1,380
Other operating expense, net	1	1	3	3
Operating income	552	337	1,457	730
Interest expense, net	125	157	407	503
Loss on debt extinguishment	14	4	16	6
Other expense (income), net	154	29	92	(23)
Net income before income taxes	259	147	942	244
Income tax benefit	(4)	(1)	(2)	(1)
Net income	263	148	944	245
Net income attributable to non-controlling interests	112	63	394	114
Net income attributable to Carvana Co.	$151	$85	$550	$131

Net earnings per share of Class A common stock - basic	$1.08	$0.69	$4.04	$1.09
Net earnings per share of Class A common stock - diluted	$1.03	$0.64	$3.82	$1.01

Weighted-average shares of Class A common stock outstanding - basic	139,213	123,883	136,247	119,719
Weighted-average shares of Class A common stock outstanding - diluted	146,274	133,555	144,100	129,253

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$944	$245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	206	231
Equity-based compensation expense	74	69
Loss on disposal of property and equipment	3	3
Loss on debt extinguishment	16	6
Payment-in-kind interest expense	182	388
Provision for bad debt and valuation allowance	12	24
Amortization of debt issuance costs	6	13
Unrealized gain on warrants to acquire Root Class A common stock	(3)	(27)
Unrealized gain on beneficial interests in securitizations	(8)	(15)
Changes in finance receivable related assets:
Originations of finance receivables	(9,180)	(6,051)
Proceeds from sale of finance receivables, net	9,583	6,464
Gain on loan sales	(878)	(541)
Principal payments received on finance receivables held for sale	189	142
Other changes in assets and liabilities:
Vehicle inventory	(676)	(154)
Accounts receivable	(56)	(105)
Other assets	(46)	(16)
Accounts payable and accrued liabilities	153	171
Operating lease right-of-use assets	2	3
Operating lease liabilities	(6)	1
Other liabilities	89	7
Net cash provided by operating activities	606	858
Cash Flows from Investing Activities:
Purchases of property and equipment	(96)	(67)
Proceeds from disposal of property and equipment	2	9
Payments for acquisitions, net of cash acquired	(51)	—
Principal payments received on and proceeds from sale of beneficial interests	45	52
Net cash used in investing activities	(100)	(6)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	3,064	2,601
Payments on short-term revolving facilities	(3,058)	(3,193)
Proceeds from issuance of long-term debt	128	160
Payments on long-term debt	(696)	(427)
Payments of debt issuance costs	(15)	(3)
Payments of tax made on behalf of non-controlling members	(4)	—
Net proceeds from issuance of Class A common stock	536	347
Tax receivable agreement payments	(17)	—
Proceeds from equity-based compensation plans	38	3
Tax withholdings related to restricted stock units	(21)	(2)
Net cash used in financing activities	(45)	(514)
Net increase in cash, cash equivalents and restricted cash	461	338
Cash, cash equivalents, and restricted cash at beginning of period	1,760	594
Cash, cash equivalents, and restricted cash at end of period	$2,221	$932

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings per share of Class A common stock for the three and nine months ended September 30, 2025 and 2024, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(in thousands)
Stock Options (1)	—	365	92	371
Restricted Stock Units and Awards (1)	1	5	5	41
Class A Units (2)	76,737	83,323	78,299	84,888
Class B Units (2)	1,337	1,815	1,420	1,797

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change

	(dollars in millions, except per unit amounts)			(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$3,996	$2,543	57.1%	$10,381	$7,129	45.6%
Wholesale sales and revenues (1)	1,177	786	49.7%	3,064	2,163	41.7%
Other sales and revenues (2)	474	326	45.4%	1,274	834	52.8%
Total net sales and operating revenues	$5,647	$3,655	54.5%	$14,719	$10,126	45.4%
Gross profit:
Retail vehicle gross profit	$539	$380	41.8%	$1,489	$1,010	47.4%
Wholesale gross profit (1)	135	101	33.7%	378	269	40.5%
Other gross profit (2)	474	326	45.4%	1,274	834	52.8%
Total gross profit	$1,148	$807	42.3%	$3,141	$2,113	48.7%
Unit sales information:
Retail vehicle unit sales	155,941	108,651	43.5%	433,119	301,969	43.4%
Wholesale vehicle unit sales	80,369	56,487	42.3%	216,593	151,010	43.4%
Per unit revenue:
Retail vehicles	$25,625	$23,405	9.5%	23,968	23,608	1.5%
Wholesale vehicles (3)	$11,721	$9,861	18.9%	10,850	9,688	12.0%
Per retail unit gross profit:
Retail vehicle gross profit	$3,456	$3,497	(1.2)%	$3,438	$3,345	2.8%
Wholesale gross profit	866	930	(6.9)%	873	891	(2.0)%
Other gross profit	3,040	3,000	1.3%	2,941	2,762	6.5%
Total gross profit	$7,362	$7,427	(0.9)%	$7,252	$6,998	3.6%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$1,033	$1,080	(4.4)%	$1,043	$1,026	1.7%
Wholesale marketplace:
Wholesale marketplace units transacted	260,805	234,361	11.3%	768,185	724,143	6.1%
Wholesale marketplace revenues	$235	$229	2.6%	$714	$700	2.0%
Wholesale marketplace gross profit (5)	$52	$40	30.0%	$152	$114	33.3%

(1) Includes $11, $7, $28 and $21, respectively, of wholesale sales and revenues from related parties.
(2) Includes $93, $52, $248 and $141, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units transacted.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units transacted.
(5) Includes $12, $20, $41 and $67, respectively, of depreciation and amortization expense.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025

	(in millions)
Compensation and benefits (1)	$175	$184	$199	$201	$209
Advertising	56	64	72	84	102
Market occupancy (2)	17	16	16	16	17
Logistics (3)	29	32	37	38	43
Other (4)	192	198	211	212	224
Total	$469	$494	$535	$551	$595

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following committed liquidity resources, secured debt capacity, and other unpledged assets available as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024

	(in millions)
Cash and cash equivalents	$2,142	$1,716
Availability under short-term revolving facilities (1)	1,930	1,879
Committed liquidity resources available	$4,072	$3,595
Super senior debt capacity (2)	1,500	1,500
Pari passu senior debt capacity (2)	750	485
Unpledged beneficial interests in securitizations (3)	116	110
Total liquidity resources (4)	$6,438	$5,690

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the value of pledgeable vehicle inventory and finance receivables on our balance sheet on the period end date. Availability under short-term revolving facilities is distinct from the total commitment amount of these facilities because it represents the amount we are able to borrow as of period end, rather than committed future amounts that could be borrowed to finance future additional assets.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)Our total liquidity potential is composed of cash and cash equivalents, availability under existing credit facilities, additional capacity under the indentures governing our Senior Secured Notes, which allow us to incur additional debt that can be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing sources.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Retail gross profit, non-GAAP; Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP; Other gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; Retail gross profit per retail unit, non-GAAP; Wholesale vehicle gross profit per retail unit, non-GAAP; Wholesale marketplace gross profit per retail unit, non-GAAP; Other gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

The above measures are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income, gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income plus (minus) income tax (benefit), interest expense, net, other expense, net, other operating expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, and loss on debt extinguishment, minus revenue related to our Root Warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP, Retail gross profit, non-GAAP, Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP, and Other gross profit, non-GAAP are defined as the respective GAAP gross profits plus depreciation and amortization expense in cost of sales and share-based compensation expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, and Other gross profit per retail unit, non-GAAP are the respective gross profits, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses and share-based compensation expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. These non-GAAP measures may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income, Gross profit, non-GAAP to gross profit, Retail gross profit, non-GAAP to retail gross profit, Wholesale vehicle gross profit, non-GAAP to wholesale vehicle gross profit, Wholesale marketplace gross profit, non-GAAP to wholesale marketplace gross profit, Other gross profit, non-GAAP to other gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, Other gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	Three Months Ended September 30,
(dollars in millions, except per unit amounts)	2024	2025
Net income	$148	$263
Income tax benefit	(1)	(4)
Interest expense, net	157	125
Other expense, net	29	154
Loss on debt extinguishment	4	14
Operating income	$337	$552
Other operating expense, net	1	1
Depreciation and amortization expense in cost of sales	33	27
Depreciation and amortization expense in SG&A expenses	40	38
Share-based compensation expense in cost of sales	1	—
Share-based compensation expense in SG&A expenses	23	24
Root warrant revenue	(6)	(5)
Adjusted EBITDA	$429	$637

Total revenues	$3,655	$5,647
Net income margin	4.0%	4.7%
Adjusted EBITDA margin	11.7%	11.3%

Gross profit	$807	$1,148
Depreciation and amortization expense in cost of sales	33	27
Share-based compensation expense in cost of sales	1	—
Root warrant revenue	(6)	(5)
Gross profit, non-GAAP	$835	$1,170

Retail vehicle unit sales	108,651	155,941
Total gross profit per retail unit	$7,427	$7,362
Total gross profit per retail unit, non-GAAP	$7,685	$7,503

SG&A expenses	$469	$595
Depreciation and amortization expense in SG&A expenses	40	38
Share-based compensation expense in SG&A expenses	23	24
SG&A expenses, non-GAAP	$406	$533

Retail vehicle unit sales	108,651	155,941
Total SG&A expenses per retail unit	$4,317	$3,816
Total SG&A expenses per retail unit, non-GAAP	$3,737	$3,418

	Three Months Ended September 30,
(dollars in millions, except per unit amounts)	2024	2025
Retail gross profit	$380	$539
Depreciation and amortization expense in cost of sales	12	13
Share-based compensation expense in cost of sales	1	—
Retail gross profit, non-GAAP	$393	$552

Retail vehicle unit sales	108,651	155,941
Retail gross profit per retail unit	$3,497	$3,456
Retail gross profit per retail unit, non-GAAP	$3,617	$3,540

Wholesale vehicle gross profit	$61	$83
Depreciation and amortization expense in cost of sales	1	2
Wholesale vehicle gross profit, non-GAAP	$62	$85

Retail vehicle unit sales	108,651	155,941
Wholesale vehicle gross profit per retail unit	$562	$532
Wholesale vehicle gross profit per retail unit, non-GAAP	$571	$545

Wholesale marketplace gross profit	$40	$52
Depreciation and amortization expense in cost of sales	20	12
Wholesale marketplace gross profit, non-GAAP	$60	$64

Retail vehicle unit sales	108,651	155,941
Wholesale marketplace gross profit per retail unit	$368	$334
Wholesale marketplace gross profit per retail unit, non-GAAP	$552	$410

Other gross profit	$326	$474
Root warrant revenue	(6)	(5)
Other gross profit, non-GAAP	$320	$469

Retail vehicle unit sales	108,651	155,941
Other gross profit per retail unit	$3,000	$3,040
Other gross profit per retail unit, non-GAAP	$2,945	$3,008